INDUSTRIAL PROPERTIES
CORPORATION

July 7, 2011

Mr. Henry Minten
Information Management Solutions, L.L.C.
2422 Freedom Drive
San Antonio, Texas 78217

Dear Henry:

I have enclosed a fully executed copy of the Lease Agreement between Industrial Properties Corporation, Landlord, and Information Management Solutions, L.L.C., Tenant, for space at 2416 Brockton Drive, Suite 105, in San Antonio.

Please retain this copy for your records.

In accordance with Section 14 of said Lease, please remit a copy of your company's certificate of liability insurance for our records. Please send the certificate to the following address:

Ms. Mary Beth Hawbaker
Industrial Properties Corporation
16479 Dallas Parkway, Suite 500
Addison, Texas 75001

Please note that the following entities need to be named as additional insureds on said certificate:

- Industrial Properties Corporation
- GE Capital Corporation
- Metropolitan Life Insurance Company

Should you have any questions or need any additional information, please call me at 512.835.7262.

Thank you for your assistance with this transaction.

Sincerely,

Andrew M. Swanson
Leasing Manager

AMS:sea

enclosure

LEASE AGREEMENT

[TEXAS]

This Lease Agreement (this "**Lease**") is made and entered into by and between **INDUSTRIAL PROPERTIES CORPORATION**, a Texas corporation ("**Landlord**") and **INFORMATION MANAGEMENT SOLUTIONS, L.L.C.**, a Texas limited liability company ("**Tenant**");

1. **Premises and Term**. In consideration of the obligation of Tenant to pay Rent as provided in this Lease, and in consideration of the other terms, provisions, and covenants of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord premises delineated on Exhibit A attached hereto and incorporated herein (the "**Premises**") in the building (the "**Building**") located on the real property described on Exhibit B attached hereto and incorporated herein (the "**Land**") in Bexar County, Texas, more particularly described as follows:

Approximately 16,000 square feet of space located at 2416 Brockton Drive, Suite 105, San Antonio, Texas 78217

To have and to hold the Premises, subject to the terms and provisions of this Lease, for a term (the "**Term**") commencing on October 1, 2011 (the "**Commencement Date**") and ending 60 full calendar months thereafter. If this Lease is executed before the Premises become vacant or otherwise available and ready for occupancy, or if any present tenant or occupant of the Premises holds over and Landlord cannot deliver possession of the Premises by the originally scheduled Commencement Date, Landlord shall not be deemed to be in default under this Lease, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same; Landlord hereby waives payment of Rent for the period prior to its delivery of possession of the Premises to Tenant. Landlord will not be liable to Tenant if Landlord does not deliver possession of the Premises to Tenant on the Commencement Date. Landlord's non-delivery of possession of the Premises to Tenant on the Commencement Date will not affect this Lease or the obligations of Tenant under this Lease. However, the Commencement Date will be delayed until possession of the Premises is delivered to Tenant and the Term will be extended for a period equal to the delay in delivery of possession of the Premises to Tenant. If delivery of possession of the Premises to Tenant is delayed, Landlord and Tenant shall, upon such delivery, execute an amendment to this Lease setting forth the revised Commencement Date and expiration date of the Term. If Tenant occupies the Premises before the Commencement Date, Tenant's occupancy of the Premises will be subject to all of the provisions of this Lease. By taking possession of the Premises, Tenant shall be deemed to have acknowledged that it has inspected the Premises and accepts the Premises in their then present condition, and as suitable for the purpose for which the Premises are leased. Tenant further acknowledges that Landlord has made no representations as to the repair or condition of the Premises, nor promises to alter, remodel, or improve the Premises, except those expressly set forth in this Lease. Notwithstanding anything to the contrary in the foregoing, Tenant and any of its agents, contractors or employees, shall be permitted to enter the Premises and use Tenant's designated parking area and truck court after the date of execution of this Lease by both Landlord and Tenant, and prior to the Commencement Date, with no obligation to pay Rent, but subject to all other covenants, terms and conditions of the Lease (including, without limitation, all insurance and indemnity requirements), for the sole purpose of performing construction in the Premises and installing Tenant's furniture and equipment.

2. **Rent.**

2.1. As used in this Lease, "**Rent**" means "**Base Rent**" (defined in **Section 2.2**) and "**Additional Rent**" (defined in **Section 3**). In the event Tenant fails to pay any installment of Rent hereunder as and when such installment is due, Tenant shall be obligated to pay to Landlord (without the necessity of a demand therefor by Landlord) a late charge in an amount equal to fifteen percent (15%) of such installment. The late charge is in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.

2.2. Tenant agrees to pay to Landlord rent for the Premises, without deduction, set off, or abatement, for the Term, $5,600.00 per month (the "**Base Rent**"). The initial monthly installment of Base Rent is

due and payable upon execution of this Lease and will be applied to the first calendar month of the Term; subsequent monthly installments of Base Rent are due and payable in advance without demand on or before the first day of each succeeding calendar month during the Term. If the Commencement Date occurs on a date other than the first day of a calendar month, there shall be due and payable on the Commencement Date an additional amount equal to that portion of the Base Rent (prorated on a daily basis) attributable to the number of days from the Commencement Date to the end of the calendar month during which the Commencement Date falls.

2.3. If any check tendered to Landlord by Tenant under this Lease is dishonored for any reason, Tenant shall pay to Landlord an amount equal to the amount Landlord has been required to pay to its bank as a result of such dishonor. If any two or more Rent payments by check are dishonored or returned unpaid, thereafter Landlord may, at Landlord's sole option, upon written notice to Tenant, require that all future payments of Rent for the remaining Term must be made by cash, certified check, cashier's check, official bank check, money order, or automatic electronic funds transfer ("**Good Funds**"). Any acceptance by Landlord of a payment for Rent by Tenant's personal or corporate check thereafter will not be construed as a waiver of Landlord's right to insist upon payment by Good Funds as set forth herein.

3. **Tenant's Obligation to Pay Reimbursable Expenses as Additional Rent.** In addition to the Base Rent payable under **Section 2.2**, Tenant shall pay to Landlord as Additional Rent the Reimbursable Expenses (as herein defined), as adjusted from time to time, as set forth in **Section 3**. For purposes of this Lease, the following terms shall have the herein indicated meanings:

3.1. "**Reimbursable Expenses**" means "**Tenant's Share**" of "**Taxes**" and "**Operating Costs**" (as all such terms are herein defined).

3.2. The term "**Tenant's Share**" means a fraction (expressed as a percentage to two decimal places), the numerator of which is the floor area (in square feet) of the Premises and the denominator of which is the aggregate leaseable floor area (in square feet) in all buildings (including the Building) now or hereafter situated on the Land as of the first day of January for the relevant calendar year. Landlord and Tenant hereby stipulate that Tenant's Share is 55.56 % as of the Commencement Date.

3.3. "**Operating Costs**" means, for each calendar year (or portion thereof) during the Term, the aggregate of all costs, expenses, and liabilities of every kind or nature paid or incurred by Landlord in connection with the ownership, operation and maintenance of the "**Project**" (being the Building and Land, together with driveways, parking facilities, loading dock areas, roadways and any other similar improvements and easements associated with the foregoing or operation thereof) including but not limited to the following costs determined in accordance with generally accepted accounting principles consistently applied. (A) property management fees and expenses that are related to the Project; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) cost of all utilities (including fuel, gas, electricity, water, sewer, and other services) for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord; (D) repairs, replacements, and general maintenance of the Project including but not limited to paving and parking areas, roads, roof repairs (Landlord is responsible for replacement of the roof as provided in **Section 7**), alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, dock doors, drains and sump pumps; (E) service, maintenance and management contracts for the operation, maintenance, management, repair, replacement, and security of the Project (including but not limited to alarm service, window cleaning, and elevator maintenance); (F) costs of professional services rendered for the general benefit of the Project; (G) environmental insurance or environmental management fees; (H) the cost of any insurance deductibles for insurance required to be maintained by Landlord; (I) insurance expenses; and (J) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including but not limited to all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law,

as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion. As used in this Lease, the term "**Law**" refers to any federal, state, and local laws, ordinances, rules and regulations, court orders, governmental directives, governmental orders and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project. If the Project is part of an industrial park complex (the "**Complex**"), Operating Costs and Taxes (defined herein) for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (i) capital improvements made to the Project, other than capital improvements described in **Section 3.3(J)** and except for items which are generally considered maintenance and repair items, such as painting of common areas, and the like; (ii) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (iii) interest, amortization or other payments on loans to Landlord; (iv) depreciation; (v) leasing commissions; (vi) legal expenses for services, other than those that benefit the Project tenants generally (e.g., tax disputes); (vii) Taxes; and (viii) renovating or otherwise improving space for occupants of the Project or vacant space in the Project.

3.4. "**Taxes**" means all taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including but not limited to non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a margin tax, franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term "Taxes" for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower Taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project, and all rights to receive notices of reappraisement, as set forth in Sections 41.413 and 42.015 of the Texas Tax Code. If applicable, Landlord may, in its sole discretion, allocate in a reasonable manner the values of multiple properties carried by taxing authorities on a single tax account.

3.5. Landlord may make a good faith estimate of Tenant's Share of Reimbursable Expenses to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Tenant's Share of Reimbursable Expenses for such calendar year or part thereof divided by the number of months therein. During the first year of the Term, Tenant shall pay to Landlord the sum of $1,558.00 per month in advance, as Landlord's initial estimate of Tenant's Share of Reimbursable Expenses, which amount includes $475.00 per month as Landlord's estimate of Tenant's Share of Operating Costs and $1,083.00 per month as Landlord's estimate of Tenant's Share of Taxes. From time to time, Landlord may estimate and re-estimate the amount of Tenant's Share of Reimbursable Expenses to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant's Share of Reimbursable Expenses payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant's Share of Reimbursable Expenses as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Reimbursable Expenses are available for each calendar year.

3.6. By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall furnish to Tenant a statement of Reimbursable Expenses for the previous year (the "**Reimbursable Expenses Statement**"). If Tenant's estimated payments of Operating Costs or Taxes under this **Section 3** for the year covered by the Reimbursable Expenses Statement exceed Tenant's Share of such items as indicated in the Reimbursable Expenses Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant's estimated payments of Operating Costs or Taxes under this **Section 3** for such year are less than Tenant's Share of such items as indicated in the Reimbursable Expenses and Tax Statement, then Tenant shall promptly pay Landlord such deficiency.

3.7. Landlord's books and records with regard to Reimbursable Expenses are available for inspection by Tenant at Landlord's offices during Landlord's regular business hours.

4. **Deposit**. Upon execution of this Lease, Tenant shall pay to Landlord the sum of $7,158.00 (the "**Security Deposit**"), which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant's covenants and obligations under this Lease, it being expressly understood and agreed that the Security Deposit is not an advance rental deposit or a measure of Landlord's damages in case of Tenant's default. Upon the occurrence of any "**Event of Default**," as herein defined, by Tenant, Landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use the Security Deposit to make good any arrears of Rent and any other damage, injury, expense, or liability caused by the event of default; and Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. If no Event of Default has occurred and is continuing, Landlord will refund to Tenant any remaining balance of the Security Deposit within the time required by applicable Law. Notwithstanding anything contained in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as Rent, shall constitute Rent for the purposes of this Lease and for purposes of section 502(b)(6) (or comparable provision of any future bankruptcy law) of the Federal Bankruptcy Code, 11 U.S.C. Sections 101 et seq. (the "**Bankruptcy Code**").

5. Disclaimer of Warranties. **By execution of this Lease, Tenant acknowledges and agrees that except as expressly set forth in this Lease, neither Landlord nor any officer, partner, agent, employee, or representative of Landlord makes or has made any warranties or representations of any kind or character, express or implied, with respect to the Premises, the Building or the Project, or any portion thereof, its physical condition, income to be derived therefrom, or expenses to be incurred with respect thereto, its fitness or suitability for any particular use, or any other matter or thing relating to or affecting the same. There are no oral agreements, warranties, or representations collateral to or affecting the Premises, the Building or the Project, or any portion thereof, except as may be otherwise expressly set forth in this Lease. Landlord and Tenant each hereby agrees that the Premises are leased in their AS IS, WHERE IS condition with any and all latent or patent defects. Tenant, by execution of this Lease, expressly agrees that Landlord has not made and does not make any warranties with respect to the Premises upon which an action under the Texas Deceptive Trade Practices Act could be based.**

6. Use. The Premises shall be used, to the extent permitted by applicable Law, only for general office purposes and to the extent applicable, for receiving, storing, shipping, document imaging, laser printing, mailing services and selling (other than retail) products, materials and merchandise made and/or distributed by Tenant and for such other lawful purposes as may be incidental thereto (the "**Permitted Use**"). Tenant shall continuously occupy and use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to, and occupancy of the Premises or any portion of the Project and will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to use that would damage the Premises. As used herein, the term "**Building's Structure**" means the Building's exterior walls, roof, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; "**Building's Systems**" means the Building's life-safety, plumbing, electrical and mechanical systems. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "**Disabilities Acts**") in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Building, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including but not limited to any initial tenant improvement work, made by or on behalf of Tenant, any assignee claiming by, through or under Tenant, any subtenant claiming by, through or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees ("**Tenant Part[ies]**") (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards, or results in an increased rate of insurance on the Building, or for the storage of any Hazardous Materials (except as provided in **Section 17** hereof). Tenant shall not install within the Premises nor use in the Premises any equipment or fixtures which might be reasonably expected due to excess weight, vibration or any other characteristic, to damage the Premises or the Building. Outside storage is prohibited without Landlord's prior written consent. If, because of a Tenant Party's acts or because Tenant vacates the Premises, the rate of insurance on

the Building or its contents increases, then such acts shall be an Event of Default, Tenant shall pay to Landlord the amount of such increase on demand, and acceptance of such payment shall not waive any of Landlord's other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance (including but not limited to emission of odors, fumes or excess noise) or unreasonably interfere with other tenants or Landlord in its management of the Building.

7. **Landlord's Maintenance Obligations**. This Lease is intended to be a net lease; accordingly, Landlord's maintenance obligations are limited to the repair and / or replacement of the Building's Structure. Landlord shall not be responsible for (a) any such work until Tenant notifies Landlord of the need therefor in writing or (b) alterations to the Building's Structure required by applicable Law because of Tenant's use of the Premises (which alterations shall be made by Tenant at its sole cost and expense). The Building's Structure does not include windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord's liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work. Additionally, Landlord shall maintain the parking areas, and other common areas of the Building, including driveways, alleys, landscape and grounds surrounding the Premises and utility lines in a good condition, consistent with the operation of a bulk warehouse/industrial or service center facility, including maintenance, repair, and replacement of the exterior of the Building (including but not limited to painting), landscaping, sprinkler systems, and any items normally associated with the foregoing. All costs in performing the work described in the foregoing sentence shall be included in Operating Costs. Tenant shall promptly notify Landlord in writing of any work required to be performed under this **Section 7**, and Landlord shall not be responsible for performing such work until Tenant delivers to Landlord such notice. Notwithstanding anything to the contrary contained herein, Landlord shall, in its sole and absolute discretion, determine the appropriate remedial action required of it to satisfy its maintenance obligations hereunder (e.g., Landlord shall, in its sole discretion, determine whether, and to the extent, repairs or replacements are the appropriate remedial action).

8. **Insurance and Taxes**.

8.1. Subject to Tenant's obligation to pay to Landlord Tenant's Share of the Reimbursable Expenses, Landlord covenants and agrees to maintain standard fire and extended coverage insurance covering the Building (exclusive of any of Tenant's fixtures, furnishings, and equipment attached thereto or located thereon) in an amount not less than the replacement cost thereof.

8.2. Subject to Tenant's obligation to pay to Landlord Tenant's Share of the Reimbursable Expenses, Landlord agrees to pay before they become delinquent all Taxes; provided, however, Landlord may (in its own name or in the name of both Landlord and Tenant as Landlord may deem appropriate) dispute and contest the same, and in such case such disputed item need not be paid until finally adjudged to be valid and any right to appeal has lapsed. At the conclusion of such contest, Landlord shall pay the items contested to the extent that they are held valid, together with all items, court costs, interest, and penalties relating thereto. If the Taxes levied against the Premises are increased as a result of any alterations, additions, or improvements made by Tenant or by Landlord at the request of Tenant, Tenant shall pay to Landlord upon demand, as Additional Rent, the amount of the increase and continue to pay the increase during the Term.

9. **Improvements; Alterations; Tenant's Maintenance and Repair Obligations.**

9.1. **Improvements; Alterations; Signs**. Improvements to the Premises shall be installed at Tenant's expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord. Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord, which consent may be withheld in Landlord's sole and absolute discretion. Tenant shall have no right to install signs upon the exterior of the Building or elsewhere at the Project except as approved in writing by Landlord in its sole and absolute discretion. All signs must be constructed and affixed in compliance with Laws. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord's consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord's

acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance.

9.2. **Repairs; Maintenance**. Tenant shall maintain the Premises in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer's suggested service programs, all portions of the Premises, Tenant's Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including but not limited to loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, dock levelers and similar leveling equipment, plumbing, water, fire sprinkler system, and sewer lines up to points of common connection, entries, doors, ceilings, windows, interior walls, and the interior side of demising walls, and heating, ventilation and air conditioning systems, and other building and mechanical systems serving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. The term "**Tenant's Off-Premises Equipment**" means any of Tenant's equipment or other property that may be located on or about the Project (other than inside the Premises). Landlord may perform Tenant's maintenance obligations at Tenant's cost. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to make such repairs or replacements within 15 days after the occurrence of such damage, then Landlord may make the same at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this **Section 9** shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor.

9.3. **Performance of Work**. All work described in this **Section 9** shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, Landlord's property management company and Landlord's asset management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including but not limited to the Premises, the Building's Structure and the Building's Systems). All such work which may affect the Building's Structure or the Building's Systems must be approved by the Building's engineer of record, if any, at Tenant's expense and, at Landlord's election, must be performed by Landlord's usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord's roofing contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

9.4. **Mechanic's Liens**. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic's liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including but not limited to expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of "landlord-tenant" (thereby excluding a relationship of "owner-contractor," "owner-agent" or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any

liens being placed upon the Premises, the Project or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including but not limited to attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

9.5. **Janitorial Services**. Tenant, at its sole expense, shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition. Tenant shall procure adequate dumpsters and/or other trash and garbage receptacles for the Premises and shall store all trash and garbage within such receptacles in the area designated from time to time by Landlord and shall, at its sole expense, arrange for the regular pickup of such trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time.

10. **Inspection**. Landlord and Landlord's agents and representatives shall have the right to enter and inspect the Premises at any time during reasonable business hours for the purpose of (i) ascertaining the condition of the Premises, (ii) in order to make such repairs as may be required to be made by Landlord under the terms of this Lease and (iii) for the purpose of showing the Premises and the Building to prospective purchasers. During the period that is six (6) months prior to the end of the Term hereof, Landlord and Landlord's agents and representatives shall have the right to enter the Premises at any time during reasonable business hours for the purpose of showing the Premises to prospective tenants and shall have the right to erect on the Premises a sign indicating that the Premises are for sale or lease.

11. **Utilities**. Landlord agrees to provide such water, electricity, telephone, and other utility service connections into the Premises as may be presently in place. Tenant shall pay all charges incurred for any utility services used on or from the Premises and any maintenance charges for utilities, shall be responsible for any costs associated in any manner with any additional utility connections to the Premises which Tenant may require, and shall furnish all electric light bulbs and tubes. Such payments shall be made directly to the supplier of any utility separately metered (or submetered) to the Premises, or to Landlord if any such utilities are not separately submetered or metered. Landlord shall calculate the cost of Tenant's portion of any such utilities on such equitable basis as may be determined by Landlord with respect to any such utilities. Tenant shall pay to Landlord within 30 days after receipt of an invoice therefor, the cost of such service, based on rates charged by the utility company furnishing such service, including but not limited to all fuel adjustment charges, demand charges and taxes. Unless otherwise required by law, Landlord is the party entitled to designate utility and telecommunication service providers to the Building. Landlord shall in no event be liable for any interruption or failure of utility or telecommunication services on the Premises.

12. **Assignment and Subletting**. Tenant shall not, without the prior written consent of Landlord, (a) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law, (b) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (c) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of an ownership interest in Tenant so as to result in a change in the current control of Tenant, (d) sublet any portion of the Premises, (e) grant any license, concession, or other right of occupancy of any portion of the Premises, or (f) permit the use of the Premises by any parties other than Tenant (any of the events listed in **Section 12(a)** through **12(f)** being a "**Transfer**"). Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee's creditworthiness and character. Tenant shall reimburse Landlord immediately upon request for its reasonable attorneys' fees incurred in connection with considering any request for consent to a Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord's consent to any Transfer shall not waive Landlord's rights as to any subsequent Transfers. Tenant shall pay to Landlord, immediately upon receipt thereof, the excess of (1) all compensation received by Tenant for a Transfer less the costs reasonably incurred by Tenant with unaffiliated third

parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer (such costs shall be amortized on a straight-line basis over the term of the Transfer in question) over (2) the Rent allocable to the portion of the Premises covered thereby.

13. **Fire and Casualty Damage.**

13.1. If the Premises should be damaged or destroyed by fire, tornado, or other casualty, Tenant shall give immediate written notice thereof to Landlord.

13.2. If the Premises or the Building should be totally destroyed by fire, tornado, or other casualty, or if either should be so damaged that rebuilding or repairs cannot be completed within 200 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

13.3. If the Premises or the Building should be damaged by fire, tornado, or other casualty, but only to such extent that rebuilding or repairs can be completed within 200 days after the date upon which Landlord is notified by Tenant of such damage, this Lease shall not terminate, but Landlord shall, at its sole cost and expense, proceed with reasonable diligence to rebuild and repair such Building to substantially the condition in which it existed prior to such damage, except that (i) Landlord shall not be required to so rebuild or repair if less than twelve (12) months remain in the Term hereof after the expiration of such 200-day period, (ii) Landlord shall not be required to rebuild, repair, or replace any part of the partitions, fixtures, and other improvements which may have been placed on the Premises by Tenant, and (iii) so long as Landlord has complied with the provisions hereof relating to insurance coverage, Landlord shall not be obligated to expend any funds in excess of available insurance proceeds attributable to such damage in rebuilding the Premises. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period the Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances. In the event that Landlord should fail to complete such repairs and rebuilding within 200 days after the date upon which Landlord is notified by Tenant of such damage, Tenant may, at its option, terminate this Lease by delivering written notice of termination to Landlord within thirty (30) days after the expiration of such 200-day period, as Tenant's exclusive remedy, whereupon all rights and obligations hereunder shall cease and terminate.

13.4. Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant, whereupon all rights and obligations hereunder shall cease as of the date of the occurrence of such damage. Notwithstanding the foregoing, Landlord shall use commercially reasonable efforts to cause its lender to allow Landlord to use the insurance proceeds to repair the Premises and/or Building.

13.5. Any insurance which may be carried by Landlord or Tenant against loss or damage to the buildings and other improvements situated on the Premises shall be for the sole benefit of the party carrying such insurance and under its sole control.

14. **Insurance; Waivers; Subrogation; Indemnity.**

14.1. **Tenant's Insurance**. Effective as of the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (1) commercial general liability insurance in amounts of $2,000,000 per occurrence or, following the expiration of the initial Term, such other amounts as Landlord may from time to time reasonably require, insuring Tenant, Landlord, Landlord's property management company, Landlord's asset management company (if any) and, if requested in writing by Landlord, Landlord's agents, Landlord's mortgagee and their respective Affiliates against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises, (2) All Risk/Special Form Property insurance covering the full value of Tenant's property and improvements, and other property (including property of others) in the Premises or the Project (including but not limited to Tenant's Off-Premises Equipment), (3) contractual liability insurance sufficient to cover Tenant's indemnity obligations hereunder (but only if such contractual liability insurance is not already included in Tenant's commercial general liability insurance policy), and (4) worker's compensation insurance. The term "**Affiliate**" means any person or entity which, directly

or indirectly, through one or more intermediaries, controls is controlled by, or is under common control with the party in question. Tenant's insurance shall provide primary coverage to Landlord when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord's policy will be excess over Tenant's policy. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least 15 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies with a Best's rating of A-IX or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of 15% of such cost.

14.2. **No Subrogation; Waiver of Property Claims**. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is recovered under any insurance policy of the types described in this **Section 14** that covers the Project, the Premises, Landlord's or Tenant's fixtures, personal property, leasehold improvements, or business, or is required to be insured against under the terms hereof, **regardless of whether the negligence of the other party caused such Loss (defined below)**. Additionally, Tenant waives any claim it may have against Landlord for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier's rights of recovery under subrogation or otherwise against the other party. Notwithstanding any provision in this Lease to the contrary, Landlord, its agents, employees and contractors shall not be liable to Tenant or to any party claiming by, through or under Tenant for (and Tenant hereby releases Landlord and its servants, agents, contractors, employees and invitees from any claim or responsibility for) any damage to or destruction, loss, or loss of use, or theft of any property of any Tenant Party located in or about the Project, caused by casualty, theft, fire, third parties or any other matter or cause, **regardless of whether the negligence of any party caused such loss in whole or in part**. Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for damage to, any property of any Tenant Party located in or about the Project.

14.3. **Indemnity**. Subject to Section 14.2, Tenant shall defend, indemnify, and hold harmless Landlord (including without limitation all its affiliates, subsidiaries and associated companies, successors and assigns) and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including but not limited to reasonable attorneys' fees) arising from any injury to or death of any person or the damage to or theft, destruction, loss or loss of use of, any property or inconvenience (a "Loss") (1) occurring in or on the Project (including but not limited to the Premises) to the extent caused by the negligence or willful misconduct of any Tenant Party or (2) arising out of the use of the Premises or the installation, operation, maintenance, repair or removal of any property of any Tenant Party located in or about the Project, including but not limited to Tenant's Off-Premises Equipment, except to the extent the Loss arises from the negligence or willful misconduct of Landlord.

15. **Condemnation.**

15.1. If the whole or any substantial part of the Premises or the Building or Land upon which the Premises are located should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or conveyed in lieu thereof (a "**Taking**"), this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective as of the date of such Taking. For the purposes hereof "substantial part of the Premises" shall be deemed to mean such portion of the Premises the loss of which would, in Landlord's reasonable opinion, materially lessen the usefulness of the Premises to Tenant for the purposes for which Tenant is then using the Premises.

15.2. If less than a substantial part of the Premises or the Building or Land upon which the Premises becomes subject to a permanent Taking, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced on a reasonable basis as to the portion of the Premises rendered untenantable by the Taking.

15.3. In the event of any such Taking, Landlord shall receive the entire award or other compensation for the Land, Building and other improvements taken; however, Tenant may separately pursue a claim (provided it will not reduce Landlord's award) against the condemnor for the value of Tenant's personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business and other claims it may have.

16. **Holding Over.** Should Tenant, or any of its successors in interest, hold over the Premises, or any part thereof, after the expiration of the Term, as the Term may be renewed or extended, unless otherwise agreed in writing, such holding over shall constitute and be construed as creating a month-to-month tenancy only, terminable at the will of Landlord, at a rental equal to the greater of (a) the then fair market rental value of the Premises or (b) the total rental payable for the last month of the Term plus fifty percent (50%) of such amount, payable in full on the first day on which Tenant holds over and on the first day of each month thereafter during such holdover period. The inclusion of the preceding sentence shall not be construed as Landlord's permission for Tenant to hold over. In addition, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including but not limited to reasonable attorney's fees) and liability resulting from such holdover, including but not limited to any claims made by any succeeding tenant founded upon Tenant's failure to vacate the Premises upon expiration of the Term, as it may be renewed or extended, and any lost profits to Landlord resulting therefrom.

17. **Environmental Requirements.**

17.1. **Prohibition against Hazardous Materials**. Except for Hazardous Materials contained in products used by Tenant in *de minimis* quantities for ordinary cleaning and office purposes, Tenant shall not, nor shall it permit or cause any party to, bring any Hazardous Materials upon the Premises or in the Project or transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project. Tenant shall promptly notify Landlord of any spill, release, discharge or disposal of Hazardous Materials at, on, under or from the Premises or Property in violation of any Environmental Requirements, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

17.2. **Environmental Requirements**. The term "**Environmental Requirements**" means all Laws regulating or relating to health, safety, or environmental conditions at, on, in, under, or about the Premises or the Project or the environment or natural resources, including but not limited to the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including but not limited to nuisance or trespass, and any other requirements of **Section 22** and Exhibit C of this Lease. The term "**Hazardous Materials**" means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including but not limited to any solid or hazardous waste, hazardous substance, asbestos, petroleum (including but not limited to crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including but not limited to the "owner" and "operator" of Tenant's "facility" and the "owner" of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

17.3. **Removal of Hazardous Materials**. Tenant, at its sole cost and expense, shall remove all Hazardous Materials stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before

Information Management Solutions, L.L.C.
2416 Brockton Street, Suite 105
San Antonio, Texas 78217

Tenant's right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease (including without limitation **Section 19.3**) or at law or equity (including but not limited to an action to compel Tenant to perform such work), perform such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within ten days after Landlord's request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including but not limited to any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord.

17.4. **Indemnity**.

17.4.1. **Tenant's Indemnity**. Tenant shall indemnify, defend, and hold Landlord (including without limitation all its affiliates, subsidiaries and associated companies, successors and assigns) harmless from and against any and all losses (including but not limited to diminution in value of the Premises or the Project and loss of rental income from the Project), liabilities (INCLUDING BUT NOT LIMITED TO ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including but not limited to punitive damages), expenses (including but not limited to remediation, removal, repair, corrective action, or cleanup expenses), and costs (including but not limited to actual attorneys' fees, consultant fees or expert fees and removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this **Section 17**, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials or any breach of the requirements under this **Section 17** by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this **Section 17** shall survive any expiration or termination of this Lease.

17.5. **Inspections and Tests**. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this **Section 17**, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Upon request, Tenant shall provide Landlord with an inventory of Hazardous Materials located at, on or in the Premises and copies of any Material Safety Data Sheet in Tenant's possession required by any Environmental Requirement or related to any Hazardous Material.

17.6. **Tenant's Financial Assurance in the Event of a Breach**. In addition to all other rights and remedies available to Landlord under this Lease or otherwise, Landlord may, in the event of a breach of the requirements of this **Section 17** that is not cured within 30 days following notice of such breach by Landlord, require Tenant to provide financial assurance (such as insurance, escrow of funds or third party guarantee) in an amount and form satisfactory to Landlord. The requirements of this **Section 17** are in addition to and not in lieu of any other provision in this Lease. Tenant's obligations under this **Section 17** shall also apply to the areas where Tenant's Off-Premises Equipment is located.

18. **Events of Default**. Each of the following events shall be deemed to be an "**Event of Default**" by Tenant under this Lease:

18.1. The failure of Tenant to pay any installment of Rent payable under this Lease, or failure to perform or discharge any other obligation or liability of Tenant under this Lease requiring the payment of money, when such payment is due.

18.2. Tenant's becoming insolvent or making a transfer in fraud of creditors or an assignment for the benefit of creditors.

18.3. The filing by Tenant of a petition under any section or chapter of the Bankruptcy Code or under any present or future bankruptcy, insolvency, or similar law or statute of the United States or any state thereof heretofore or hereinafter enacted; or the filing of such a petition against Tenant involuntarily if such petition is not withdrawn or otherwise removed within sixty (60) days of its being filed; or the adjudication of Tenant as bankrupt or insolvent in proceedings filed against Tenant thereunder.

18.4. The appointment of a receiver, trustee, or custodian for, or the taking possession by such a receiver, trustee, or custodian of, all or substantially all of the assets of Tenant.

18.5. Abandonment or vacation by Tenant of any substantial portion of the Premises.

18.6. Failure by Tenant to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages required by **Section 14.1** of this Lease.

18.7. Failure by Tenant to pay and release of record or diligently contest and bond around any mechanic's lien filed against the Premises or the Project for any work performed, materials furnished or obligation incurred by or at the request of Tenant within the time and manner required by **Section 9.4**.

18.8. Failure by Tenant to comply with any term, provision, or covenant of this Lease or to discharge any obligation or liability under this Lease not involving the payment of money, and the failure to cure any such failure within fifteen (15) days after written notice thereof to Tenant, provided that if such default is not susceptible to cure within fifteen (15) days, Tenant shall be deemed to have cured such default if Tenant has commenced efforts to cure such default within such fifteen (15) day period and diligently pursues and completes such curative actions within a reasonably prompt period of time thereafter.

19. **Remedies**. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

19.1. **Termination of Lease**. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under **Section 19.3**, and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the "**Prime Rate**" as published on the date this Lease is terminated by *The Wall Street Journal*, Southwest Edition, in its listing of "**Money Rates**" minus one percent, minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

19.2. **Termination of Possession**. Terminate Tenant's right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under **Section 19.1**, and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant's obligations hereunder be diminished because of, Landlord's failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant's obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord's waiting until the expiration of the Term. Unless Landlord delivers

written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this **Section 19.2**. If Landlord elects to proceed under this **Section 19.2**, it may at any time elect to terminate this Lease under **Section 19.1**;

19.3. **Perform Acts on Behalf of Tenant**. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant's name and on Tenant's behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant's obligations under this Lease (including, but not limited to, collection costs and legal expenses), an administrative fee equal to 15% of such expenses, plus interest on such expenses and fees at the Default Rate;

19.4. **Suspension of Services**. Suspend any services required to be provided by Landlord hereunder without being liable for any claim for damages therefor; or

19.5. **Alteration of Locks**. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

20. **Payment by Tenant; Non-Waiver; Cumulative Remedies.**

20.1. **Payment by Tenant**. Upon any Event of Default, Tenant shall pay to Landlord all costs incurred by Landlord (including but not limited to court costs and reasonable attorneys' fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant's or any other occupant's property, (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant's obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties' rights and obligations under this Lease.

20.2. **No Waiver**. Landlord's acceptance of Rent following an Event of Default shall not waive Landlord's rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord's rights regarding any future violation of such term. Landlord's acceptance of any partial payment of Rent shall not waive Landlord's rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord's acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

20.3. **Cumulative Remedies**. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord's Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including but not limited to reasonable attorneys' fees) arising from Tenant's failure to perform its obligations under this Lease.

21. **Mortgages.** Tenant accepts this Lease subject and subordinate to any and all mortgages and/or deeds of trust now or at any time hereafter constituting a lien or charge upon the Premises or the improvements situated thereon or any portion thereof. Tenant shall at any time hereafter on demand execute any instruments, releases or other documents which may be required by any mortgagee for the purpose of subjecting and subordinating this Lease to the lien of any such mortgage. With respect to any mortgages and/or deeds of trust at any time hereafter created which constitute a lien or charge upon the Premises or the improvements situated thereon, Landlord agrees to request the holder of such mortgage to enter into a non-disturbance and attornment agreement with Tenant providing for such lender to honor this Lease and Tenant's interest in the Premises so long as Tenant is

not in default hereunder. However, Landlord makes no warranty that any such agreement is obtainable, and Tenant's obligation to subordinate this Lease to any such mortgage shall not be dependent upon the execution of any such agreement.

22. **Rules and Regulations**. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C, as amended from time to time by Landlord. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

23. **Personal Property Taxes**. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project.

24. **Notices.** Each provision of this instrument or of any applicable governmental laws, ordinances, regulations, and other requirements with reference to the sending, mailing, or delivery of any notice or the making of any payment by Landlord to Tenant or with reference to the sending, mailing, or delivery of any notice or the making of any payment by Tenant to Landlord shall be deemed to be complied with when and if the following steps are taken:

24.1. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address for payment of Rent hereinbelow set forth or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith.

24.2. All payments required to be made by Landlord to Tenant hereunder shall be payable to Tenant at the address hereinbelow set forth, or at such other address as Tenant may specify from time to time by written notice delivered in accordance herewith.

24.3. Any notice or document required or permitted to be delivered hereunder (collectively called "**Notices**") must be in writing to be effective. Any Notice, other than a payment, which shall be deemed received only when actually received, that is addressed to the party for whom it is intended at its address specified for the receipt of Notices (which is currently the address set forth below) will be deemed to have been given or made, whether actually received or not, on the second Business Day after the date it is deposited in the United States mail, postage prepaid, certified, return receipt requested. Any party may change its address for the receipt of Notices by Notice in accordance with this **Section 24.** Notices given otherwise than in accordance with this **Section 24**, including but not limited to Notices given by facsimile or e-mail, will be effective upon receipt. The current addresses of the parties for Notices are as follows:

LANDLORD: Address for Payment of Rent:	Industrial Properties Corporation c/o Bank of America P.O. Box 849904 Dallas, Texas 75284-9904
Address for Notices and All Other Correspondence:	Industrial Properties Corporation 16479 Dallas Parkway, Suite 500 Addison, Texas 75001 Attention: Lee Halford, Jr. Telephone: 972.447.2500 Telecopy: 972.447.2659
TENANT:	Information Management Solutions, L.L.C. 2416 Brockton Drive, Suite 105 San Antonio, Texas 78217 Attention: Henry Minten Telephone: 210.826.4994 Telecopy: 210.826.2676

If and when included within the term "**Landlord**," as used in this instrument, there are more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address for the receipt of notices and payments to Landlord; if and when included within the term "**Tenant**," as used in this instrument, there are more than one person, firm, or corporation, all shall jointly arrange among themselves for their joint execution of a notice specifying an individual at a specific address for the receipt of notices and payments to Tenant. All parties included within the terms "Landlord" and "Tenant," respectively, shall be bound by notices given in accordance with the provisions of this **Section 24** to the same effect as if each had received such notice.

25. **Miscellaneous.**

25.1. **Gender**. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural and vice versa, unless the context otherwise requires.

25.2. **Successors and Assigns**. The terms, provisions, covenants, and conditions contained in this Lease shall apply to, inure to the benefit of, and be binding upon, the parties hereto and upon their respective heirs, legal representatives, successors, and permitted assigns, except as otherwise herein expressly provided.

25.3. **Captions**. The captions are inserted in this Lease for convenience only and in no way define, limit, or describe the scope or intent of this Lease, or any provision hereof, nor in any way affect the interpretation of this Lease.

25.4. **Estoppel Certificates**. Tenant agrees, within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord's designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired Term, and such other matters pertaining to this Lease as may be reasonably requested by Landlord.

25.5. **Financial Statements**. Within ten (10) days after written request from Landlord, Tenant shall deliver to Landlord such financial statements as are reasonably required by Landlord to verify the net worth of Tenant, or any assignee, or subtenant of Tenant. In addition, Tenant shall deliver to any lender designated by Landlord any financial statements required by the lender to facilitate the financing or refinancing of the Building and Land. Tenant represents and warrants to Landlord that each financial statement is a true, complete, and accurate statement as of the date of the statement. Landlord acknowledges that such financial statements are to remain confidential, and may not be disclosed by Landlord to anyone, by any manner or means, directly or indirectly, without Tenant's prior written consent; however, Landlord may disclose such financial statements to its attorneys, accountants, employees and existing or prospective financial partners and lenders who may require such information provided same are advised by Landlord of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure) in strict compliance with this paragraph. If Tenant requests, at any time, Landlord and its Representatives will promptly (a) return to the Tenant all copies of any financial statements in its possession and (b) destroy all notes, studies, reports, memoranda and other documents prepared by Landlord or its Representatives that contain or reflect any confidential information of the Tenant. Landlord shall be liable for any disclosures made in violation of this Section by Landlord or by any entity or individual to whom the financial statements are disclosed or made available by Tenant.

25.6. **Written Modifications**. This Lease may not be altered, changed, or amended except by an instrument in writing executed by Landlord and Tenant.

25.7. **Entire Agreement**. This instrument, including all Exhibits and Riders which are attached hereto, constitutes the entire agreement between Landlord and Tenant. No prior written or prior or contemporaneous oral statements, promises, or representations shall be binding.

25.8. **Severability**. If any provision of this Lease shall ever be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions of the Lease, but such other provisions shall continue in full force and effect.

25.9. **Governing Law**. This Lease shall be construed and enforced in accordance with the laws of the state in which the Premises are located.

25.10. **Interpretation**. The parties acknowledge that each party and its counsel has reviewed and had the opportunity to negotiate revisions to this Lease, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any amendments, annexes, or exhibits hereto.

25.11. **Time is of the Essence**. It is expressly agreed by the parties hereto that time is of the essence with respect to this Lease.

25.12. **Landlord's Default**. In the event of any act or omission by Landlord which would give Tenant the right to damages from Landlord or the right to terminate this Lease by reason of a constructive or actual eviction from all or part of the Premises or otherwise, Tenant shall not sue for such damages or exercise any such right to terminate until (a) it shall have given written notice of such act or omission to Landlord and to the holder(s) of the indebtedness or other obligations secured by any mortgage or deed of trust affecting the Premises, if the name and address of such holder(s) shall have previously been furnished to Tenant; and (b) a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice, during which time Landlord and such holder(s) or either of them, their agents, or employees, shall be entitled to enter upon the Premises and do therein whatever may be necessary to remedy such act or omission.

25.13. **Landlord Transfer**. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes in writing Landlord's obligations hereunder arising from and after the transfer date.

25.14. **Landlord's Liability**. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant's actual direct, but not consequential, damages therefor and shall be recoverable only from the interest of Landlord in the Building, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. The provisions of this Section shall survive any expiration or termination of this Lease. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

25.15. **Force Majeure**. Other than for Tenant's obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance), whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

25.16. **Brokerage**. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Olson Properties, Inc. ("**Tenant's Broker**"), whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys' fees, liens and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the indemnifying party.

25.17. **Waiver of Jury Trial**. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

25.18. **Water or Mold Notification**. To the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

25.19. **Joint and Several Liability**. If Tenant is comprised of more than one party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including but not limited to payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

25.20. **Telecommunications**. Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems ("**Telecommunications Services**"), for part or all of Tenant's telecommunications from the Building to any other location without Landlord's prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord's policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

25.21. **Confidentiality**. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord's benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord's prior written consent; however, Tenant may disclose the terms and conditions of this Lease to its attorneys, accountants, employees and existing or prospective financial partners provided same are advised by Tenant of the confidential nature of such terms and conditions and agree to maintain the confidentiality thereof (in each case, prior to disclosure). Tenant shall be liable for any disclosures made in violation of this Section by Tenant or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by Tenant. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

25.22. **Security Service**. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any security services with respect to the Premises or Tenant's Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant's Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant's Off-Premises Equipment.

25.23. **Prohibited Persons and Transactions**. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control ("**OFAC**") of the Department of the Treasury (including but not limited to those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including but not limited to the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

25.24. **Determination of Charges.** Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including but not limited to provisions regarding Additional Rent and Tenant's Proportionate Share of Taxes and Operating Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

25.25. **Quiet Enjoyment**. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or

any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

25.26. **Recording**. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

26. **Surrender of Premises**. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean condition, reasonable wear and tear excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord's option, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including but not limited to Tenant's Off-Premises Equipment) as Landlord may request together with all signs affixed by Tenant to the exterior of the Building or elsewhere at the Project (as well as lettering installed by Tenant on sign panels installed by Landlord); however, Tenant shall not be required to remove any addition or improvement to the Premises or the Project if Landlord has specifically agreed in writing that the improvement or addition in question need not be removed. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord's option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items. The provisions of this **Section 26** shall survive the end of the Term.

27. **Parking**. Tenant shall have the non-exclusive right, in common with other tenants of the Building to use such parking spaces associated with the Building as are allocated to Tenant by Landlord. Landlord shall use its reasonable discretion in allocating parking spaces to the tenants of the Building, taking into consideration all factors Landlord deems relevant, including but not limited to the density and type (e.g., office or industrial) of use conducted by the tenants of the Building in their respective premises. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate. Initially, Tenant shall have the non-exclusive right to use up to 25 vehicular parking spaces. Parking spaces will be available to Tenant without charge during the initial Term. Landlord shall not be responsible for enforcing Tenant's parking rights against third parties.

28. **Back-Up Power Generator**. During the Term of this Lease, Tenant shall be permitted to install a back-up power generator for the Premises. Landlord and Tenant shall mutually agree upon the location of the generator. Upon termination of the lease, Tenant will be required to remove the generator and restore the Premises as provided for in Section 26 of this Lease.

29. **Landlord's Lien**. Upon written request from Tenant, Landlord shall execute a Subordination of Landlord's Lien in favor of Tenant's lender in the form attached hereto as Exhibit F.

30. **List of Exhibits**. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Outline of Premises
Exhibit B - Description of the Land
Exhibit C - Building Rules and Regulations
Exhibit D - Tenant Finish-Work: Allowance
Exhibit E - Renewal Option
Exhibit F - Form of Subordination of Landlord's Lien

EXECUTED the 16th day of June, 2011.

LANDLORD:

INDUSTRIAL PROPERTIES CORPORATION, a Texas corporation

By: [signature]

LEE HALFORD, JR

Printed Name

Its: VICE PRESIDENT

Title

TENANT:

INFORMATION MANAGEMENT SOLUTIONS, L.L.C., a Texas limited liability company

By: [signature]

K. Henry Minten

Printed Name

Its: President

Title

EXHIBIT A

PREMISES

2416 BROCKTON DRIVE

BROADWAY BUSINESS PARK • SAN ANTONIO, TEXAS



100' 0"
285' 0"
32' 0"
33' 4"
N
BROCKTON DRIVE

INDUSTRIAL PROPERTIES
CORPORATION

AUSTIN • DALLAS • SAN ANTONIO

EXHIBIT B

LAND

3.563 ACRES OF LAND SITUATED IN THE CITY OF SAN ANTONIO, BEXAR COUNTY, TEXAS, BEING LOT 10, NCB 14088, BROCKTON COMMERICAL SUBDIVISION, A SUBDIVISION OF RECORD IN VOLUME 7100, PAGE 206 OF THE DEED AND PLAT RECORDS OF BEXAR COUNTY, TEXAS; SAID 3.563 ACRES BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING, AT A SET ½ INCH IRON ROD IN THE NORTHWESTERLY RIGHT-OF-WAY LINE OF BROADWAY AVENUE (110' R.O.W.), BEING THE COMMON EASTERLY CORNER OF LOT 9, NCB 14088 MISSOURI PACIFIC INDUSTRIAL PARK, A SUBDIVISION OF RECORD IN BOOK 6200, PAGE 159 OF SAID DEED AND PLAT RECORDS AND SAID LOT 10;

THENCE, N 48° 35' 28" W, LEAVING THE NORTHWESTERLY RIGHT-OF-WAY LINE OF BROADWAY AVENUE, ALONG THE COMMON LINE OF SAID LOT 9 AND SAID LOT 10, A DISTANCE OF 992.40 FEET TO A SET ½ INCH IRON ROD AT THE SOUTHEASTERLY CORNER OF THE REMAINING PORTION OF LOT 22 BROCKTON COMMERICIAL SUBDIVISION, A SUBDIVISION OF RECORD IN VOLUME 8200, PAGE 212 OF SAID DEED AND PLAT RECORDS;

THENCE, N 41° 24' 37" E, ALONG THE COMMON LINE OF SAID REMAINING PORTION OF LOT 22 AND SAID LOT 10, A DISTANCE OF 122.33 FEET TO A SET ½ INCH IRON ROD IN THE SOUTHERLY RIGHT-OF-WAY LINE OF BROCKTON DRIVE (60' R.O.W.);

THENCE, ALONG THE SOUTHERLY RIGHT-OF-WAY LINE BROCKTON DRIVE (60' R.O.W.), THE FOLLOWING COURSES AND DISTANCES:

SOUTHEASTERLY, ALONG THE ARC OF A CURVE TO THE LEFT HAVING A RADIUS OF 70.00 FEET, A CENTRAL ANGLE OF 72° 20' 16", AN ARC LENGTH OF 88.38 FEET AND A CHORD BEARING: S 67° 04' 20" E, A DISTANCE OF 82.62 FEET TO A SET ½ INCH IRON ROD;

SOUTHEASTERLY, ALONG THE ARC OF A CURVE TO THE RIGHT HAVING A RADIUS OF 25.00 FEET, A CENTRAL ANGLE OF 54° 34' 38", AN ARC LENGTH OF 23.81 FEET AND A CHORD BEARING: S 75° 52' 55" E, A DISTANCE OF 22.92 FEET TO A SET ½ INCH IRON ROD;

S 48° 35' 21" E, A DISTANCE OF 870.77 FEET TO A SET ½ INCH IRON ROD;

SOUTHERLY, ALONG THE ARC OF A CURVE TO THE RIGHT HAVING A RADIUS OF 25.00 FEET, A CENTRAL ANGLE OF 90° 53' 52", AN ARC LENGTH OF 39.66 FEET AND A CHORD BEARING: S 03° 08' 25" E, A DISTANCE OF 35.63 FEET TO A SET ½ INCH IRON ROD AT THE SOUTHWESTERLY CORNER OF THE INTERSECTION OF BROCKTON DRIVE AND BROADWAY AVENUE;

THENCE, S 42° 18' 31" W, ALONG THE NORTHWESTERLY RIGHT -OF-WAY LINE OF BROADWAY AVENUE, A DISTANCE OF 133.63 FEET TO THE **POINT OF BEGINNING**, CONTAINING AN AREA OF 3.563 ACRES (155,199 SQ. FT.) OF LAND, MORE OR LESS.

EXHIBIT C

BUILDING RULES AND REGULATIONS

1. The following rules and regulations shall apply to the Premises, the Building, the parking areas associated therewith, and the appurtenances thereto:

2. Sidewalks, doorways, vestibules, halls, stairways, loading dock areas and associated overhead doors, and other similar areas (each, to the extent applicable to the Project) shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

3. Plumbing (including but not limited to outside drains and sump pumps), fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

4. No signs, advertisements or notices shall be painted or affixed on or to any windows or doors or other part of the Building visible from the exterior of the Premises without the prior written consent of Landlord. Except as consented to in writing by Landlord or in accordance with Tenant's building standard improvements, no draperies, curtains, blinds, shades, screens or other devices shall be hung at or used in connection with any window or exterior door or doors of the Premises. No awning shall be permitted on any part of the Premises. Tenant shall not place anything against or near glass partitions or doors, or windows which might appear unsightly from outside the Premises.

5. Landlord may prescribe weight limitations and determine the locations for safes and other heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant's property while in the Building, shall be repaired at the expense of such tenant.

6. Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building or otherwise interfere in any way with other tenants or persons having business with them. Tenant shall not introduce, disturb or release asbestos or PCB's into or from the Premises.

7. Tenant shall not keep in the Building any flammable or explosive fluid or substance. Tenant shall not install or operate any steam or gas engine or boiler, or other mechanical apparatus in the Premises without the prior written consent of Landlord. The use of oil, gas or inflammable liquids for heating, lighting or any other purpose is expressly prohibited. Explosives or other articles deemed extra hazardous shall not be brought into the Building.

8. Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant's leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

9. Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

10. All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant's business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a "billboard" vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant's agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver.

11. No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

12. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant's premises. No portion of any tenant's premises may at any time be used or occupied as sleeping or lodging quarters.

13. Unless otherwise agreed in writing by Landlord, each tenant must contract for the removal of trash and other debris from its premises and provide a dumpster or other suitable trash receptacle adjacent to its premises for removal of trash; no trash or other debris may be left outside any tenant's receptacle.

14. Tenant shall not permit storage outside the Premises or dumping of waste or refuse or permit any harmful materials to be placed in any drainage system or sanitary system in or about the Premises.

15. Tenant shall not install or operate on the Premises any machinery or mechanical devices of a nature not directly related to Tenant's ordinary use of the Premises.

16. Tenant will not permit any Tenant Party to bring onto the Project any handgun, firearm or other weapons of any kind, illegal drugs or, unless expressly permitted by Landlord in writing, alcoholic beverages.

EXHIBIT D

TENANT FINISH WORK: ALLOWANCE

Supplemental Tenant Allowance. Landlord shall provide to Tenant a one-time construction allowance not to exceed $20,000.00 (the "**Supplemental Tenant Allowance**") to be applied, in accordance with the terms of this Exhibit, toward the total actual, third-party costs incurred by Tenant in performing any improvement or alteration in accordance with Section 9 of the Lease Agreement. No advance of the Supplemental Tenant Allowance shall be made by Landlord until Landlord has received evidence that is reasonably satisfactory to Landlord and that demonstrates that (1) the work has been completed in compliance with Section 9 of the Lease Agreement and (2) Tenant has paid for the entire cost of the work using Tenant's own funds (which evidence shall include final and unconditional lien waivers from all applicable contractors and subcontractors and that are in form and substance satisfactory to Landlord). Within 30 days after Landlord has received such evidence, Landlord shall pay Tenant the lesser of (A) the actual amount of the cost of the work or (B) the amount of the Supplemental Tenant Allowance. Notwithstanding the foregoing, Landlord shall not be obligated to pay the Supplemental Tenant Allowance (i) while any lien related to any portion of the work remains outstanding, (ii) while any default by Tenant exists (beyond any applicable notice and cure period), or (iii) on or after the October 31, 2011.

EXHIBIT E

RENEWAL OPTION

Provided that Tenant is not in default under the terms of the Lease, either at the time of its exercise of the option herein provided or at the end of the Term, Tenant shall have a one (1) option to extend the Lease Term for a period of five (5) years at the end of the Term. The option must be exercised by Tenant giving Landlord written notice in accordance with the notice provisions of the Lease of its intention to exercise such option not less than one hundred eighty (180) days nor more than two hundred seventy (270) days prior to the end of the term.

For the option period exercised by Tenant in accordance herewith, the Lease shall be deemed extended and shall be continued in full force and effect with respect to every applicable term and condition contained therein, except that the Base Rent payable with respect to the Premises for such option period shall be as follows:

> The Base Rent for the renewal term shall be based on the then prevailing rental rates and terms for properties of equivalent quality, size, utility and location, with the length of the Term, and credit standing of the Tenant, to be taken into account. Notwithstanding the foregoing, the Base Rent for the renewal term shall not be less than $5,600.00 per month nor more than $6,720.00 per month.
>
> Upon notification from Tenant of the exercise of this renewal option, Landlord shall, within fifteen (15) days thereafter, notify Tenant in writing of the proposed Base Rent for the renewal term; Tenant shall, within fifteen (15) days following receipt of same, notify Landlord in writing of the acceptance or rejection of the proposed Base Rent. In the event of rejection of the proposed Base Rent by Tenant, the Base Rent for the renewal term shall be determined as follows:
>
> Within fifteen (15) days following notification of rejection, Landlord and Tenant shall each appoint a disinterested and qualified real estate brokerage or appraisal professional (the "professional" or "professionals"). If these two professionals cannot agree upon a Base Rent within thirty (30) days following their appointment, the two professionals shall forthwith select a third disinterested and qualified professional, and the decision of any two professionals shall be binding. The professionals shall make notification in writing of this decision to Landlord and Tenant within thirty (30) days following the selection of the third professional. Landlord and Tenant shall bear the expense of the professional appointed by each, and the expense of the third professional shall be shared equally by both parties.

In the event Tenant fails to exercise such option within the time and in the manner provided herein, such option, and all subsequent options (if any), shall be deemed waived by Tenant and shall not be exercisable thereafter. The option provided herein is for the sole benefit of Tenant and may not be exercised by any subtenant or assignee of Tenant, regardless of whether Landlord has consented to or approved such subletting or assignment.

EXHIBIT F

FORM OF SUBORDINATION OF LANDLORD'S LIEN

This SUBORDINATION OF LANDLORD'S LIEN (the "**Agreement**") is made this ____ day of ____________, ______, by and between **INDUSTRIAL PROPERTIES CORPORATION**, a Texas corporation, whose address is c/o GE Real Estate, 16479 Dallas Parkway, Suite 500, Dallas, Texas 75001-2512, Attention: Asset Management and Legal Department ("**Landlord**"), and **BROADWAY BANK** whose address is 1177 N.E. Loop 410 San Antonio, Texas 78209. Attention: ____________________ ("**Lender**").

RECITALS:

A. Landlord or its predecessor-in-title, as landlord, and **INFORMATION MANAGEMENT SOLUTIONS, L.L.C.**, a Texas limited liability company, as tenant ("**Tenant**"), entered into that certain Lease Agreement (the "**Lease**") dated ________________, 2011, as amended, for the following described premises (the "**Premises**"):

> Approximately 16,000 square feet of space located at 2416 Brockton Drive, Suite 105, San Antonio, Texas 78217 (the "**Property**").

B. Lender has supplied or advanced or has agreed to supply or advance funds to Tenant utilizing the fixtures, equipment, inventory and/or personal property described on ***Exhibit A of Subordination of Landlord's Lien*** attached hereto and made a part hereof as collateral for such advances (the "**Collateral**"), and Tenant has granted or agreed to grant to Lender a continuing lien and security interest in the Collateral; provided, however, in no event shall the Collateral be deemed to include building fixtures (such as plumbing, lighting and HVAC systems). Lender has requested that Landlord subordinate its landlord's lien in the Collateral located at the Premises to the liens or security interests securing Tenant's obligation to pay certain indebtedness to Lender, and Landlord has consented to such subordination on the terms and conditions hereof.

AGREEMENT:

NOW, THEREFORE, in consideration of TEN AND NO/100 DOLLARS ($10.00) cash and other good and valuable consideration, Landlord and Lender agree as follows:

1. Except as limited in this Agreement, Landlord subordinates to the security interest of Lender any and all liens, claims or other rights which Landlord may have in or to the Collateral by virtue of the Lease or which may arise by operation of law, equity, or otherwise.

2. The subordination by Landlord of its landlord's lien rights shall not prevent Landlord from exercising any and all rights under the Lease so long as Lender's prior rights in the Collateral are recognized.

3. The subordination provided herein shall be effective only to the extent of the indebtedness owed to Lender by Tenant and secured by its lien.

4. Subject to the requirements set forth in Section 5 below, Landlord agrees that Lender, through its authorized representatives or agents, may enter upon the Premises from time to time for the purpose of inspecting or removing any or all of the Collateral and Landlord shall not hinder or prevent Lender from taking any such action; provided, however, that nothing in this Section 4 shall entitle Lender to occupy the Premises for or during any time that Tenant is not entitled to occupy the Premises pursuant to the Lease. The subordination granted herein is expressly conditioned upon the removal of the Collateral from the Premises by Lender within thirty (30) days following notice to Lender by Landlord of its desire that Lender remove the Collateral, provided, however, in the event Lender is prevented from removing the Collateral within such 30-day period as the result of the order of any court of competent jurisdiction or the filing by Tenant of a petition in bankruptcy, then Lender shall not be required to remove the Collateral until thirty (30) days after the court order is dissolved, the bankruptcy stay is lifted, or Lender otherwise obtains the right to remove

the Collateral. Failure to remove the Collateral in the time provided for herein shall render such subordination null and void.

5. Lender's right to enter the Premises for the purpose of inspecting the Collateral or removing the Collateral therefrom is subject to (i) Lender's providing Landlord with at least forty-eight (48) hours' prior written notice of its intent to enter the Premises and inspect or remove the Collateral, (ii) the requirement that any such entry and inspection or removal shall be during normal business hours or at a time otherwise reasonably acceptable to Landlord, shall be at Lender's risk and expense, and shall be accomplished within the time periods set forth in Section 4 of this Agreement, and (iii) Lender's using due care in inspecting or removing the Collateral and not causing damage to the Premises or other portions of the Property as a result thereof. Should Lender cause any damage to the Premises or other portions of the Property during such inspection and/or removal of the Collateral, Landlord may cause such repairs to be performed at the expense of Lender. Payment for the actual cost of such repairs undertaken by Landlord shall be due within ten (10) days of written notice to Lender of the amount due, with an itemized invoice. Landlord reserves the right to accompany Lender during any inspection of the Collateral or removal thereof from the Premises.

6. This agreement places no obligation upon Landlord, and Lender shall indemnify, defend, and hold harmless Landlord from and against any claim, loss, cost or damage based on damage to property and injury to persons resulting or claimed to have resulted from any entry by Lender or its authorized representatives or agents, or any other exercise of Lender's rights with respect to the Collateral.

7. In the event that pursuant to its remedies, Lender takes possession of the Collateral located at the Premises, then commencing with the date Lender takes possession Lender agrees to pay to Landlord rental for the Premises at the rental rate set forth in the Lease and to comply with all other terms and provisions of the Lease.

8. Lender shall not conduct any liquidation or other sale of the Collateral from the Premises.

9. All notices and communications required or permitted hereunder shall be in writing and shall be: (i) personally delivered; (ii) delivered by overnight courier; or (iii) sent by registered or certified mail, return receipt requested, sent to the addresses described above, or at such other addresses as may be provided in writing to the parties hereto.

10. If there is any litigation relating to or arising out of this Agreement, the party or parties determined to be prevailing shall be entitled to recover reasonable legal fees and costs in connection with such action from the non-prevailing party or parties.

11. This Agreement contains the entire understanding among the parties. Any modification shall be effective only if in writing and signed by all parties.

12. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective heirs, representatives, successors and assigns.

THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT, THE RELATIONSHIP OF THE PARTIES, AND/OR THE INTERPRETATION AND ENFORCEMENT OF THE RIGHTS AND DUTIES OF THE PARTIES WILL BE GOVERNED BY THE LAWS OF THE STATE WHERE THE PREMISES IS LOCATED WITHOUT REGARD TO ANY CONFLICTS OF LAW PRINCIPLES. THIS AGREEMENT IS PERFORMABLE IN AND EXCLUSIVE VENUE FOR ANY ACTION BROUGHT WITH RESPECT HERETO SHALL LIE IN THE STATE COURT FOR THE COUNTY IN WHICH THE PREMISES IS LOCATED, OR, IF APPLICABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT IN WHICH THE PREMISES IS LOCATED, WITHOUT REGARD TO CONFLICTS IN LAW.

EXECUTED to be effective on the date recited above.

LENDER:

BROADWAY BANK

By: ______________________________

Name: ____________________________

Title: _____________________________

LANDLORD:

INDUSTRIAL PROPERTIES CORPORATION,
a Texas corporation

By: ______________________________
Lee Halford, Jr., Vice-President

EXHIBIT A OF SUBORDINATION OF LANDLORD'S LIEN

COLLATERAL